                        COMMON STOCK PURCHASE AGREEMENT

                        688,837 SHARES OF COMMON STOCK

                                      OF

                   AMERICAN GENERAL HOSPITALITY CORPORATION
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                               TABLE OF CONTENTS

                                                                      PAGE
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I.  PURCHASE AND SALE OF STOCK.........................................  1
       1.1.  Sale and Issuance of Common Stock ........................  1
       1.2.  Closing...................................................  1

II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................  2
       2.1.  Registration of Common Stock..............................  2
       2.2.  Organization, Good Standing and Qualification.............  3
       2.3.  Capitalization............................................  4
       2.4.  Authorization; Enforcement................................  5
       2.5.  Valid Issuance of Shares..................................  5
       2.6.  Compliance with Other Instruments.........................  6
       2.7.  SEC Documents; Financial Statements; Other Information....  6
       2.8.  Litigation................................................  7
       2.9.  Title to Properties; Leasehold Interests..................  7
       2.10. Environmental Compliance..................................  8
       2.11. Taxes.....................................................  9
       2.12. Employees; ERISA.......................................... 10
       2.13. Legal Compliance.......................................... 10
       2.14. Accountants............................................... 10
       2.15. Insurance................................................. 11
       2.16. Operating Partnership..................................... 11
       2.17. Approval Rights........................................... 11
       2.18. Investment Company........................................ 12
       2.19. Cuba...................................................... 12
       2.20. Affiliate Status.......................................... 12

III. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.................... 12
       3.1.  Authorization............................................. 12
       3.2.  Enforcement............................................... 13
       3.3.  Approval; Consents........................................ 13
       3.4.  Current Holdings.......................................... 13

IV.  CONDITIONS OF THE INVESTOR'S OBLIGATIONS
     AT CLOSING........................................................ 13
       4.1.  Representations and Warranties............................ 13
       4.2.  Performance............................................... 13
       4.3.  Compliance Certificate.................................... 14
       4.4.  Opinions of Company Counsel............................... 14
       4.5.  NYSE Listing.............................................. 14
       4.6.  No Material Change........................................ 14

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       4.7.  No Stop Order............................................. 14
       4.8.  Agreement with Steven Jorns and Bruce Wiles............... 14
       4.9.  Key Employees............................................. 15
       4.10. Hart-Scott-Rodino Antitrust Improvement Act of 1976....... 15

V.   CONDITIONS OF COMPANY'S OBLIGATIONS AT CLOSING.................... 15
       5.1.  Representations and Warranties............................ 15
       5.2.  Performance............................................... 15
       5.3.  Compliance Certificate.................................... 15
       5.4.  Hart-Scott-Rodino Antitrust Improvement Act of 1976....... 16
       5.5.  NYSE Listing.............................................. 16

VI.  COVENANTS......................................................... 16
       6.1.  Opinion of Company Counsel for REIT Status................ 16
       6.2.  Stop Orders............................................... 16
       6.3.  Use of Proceeds........................................... 17
       6.4.  Confidentiality........................................... 17
       6.5.  Future Offerings.......................................... 17
       6.6.  Registration Rights....................................... 18
       6.7.  Hart-Scott-Rodino Antitrust Improvement Act of 1976....... 18
       6.8.  Preemptive Rights......................................... 18

VII. INDEMNIFICATION................................................... 18
       7.1.  Indemnification by Investor and the Company............... 18
       7.2.  Third-Party Claims........................................ 19
       7.3.  Survival.................................................. 20

VIII.MISCELLANEOUS..................................................... 20
       8.1.   Survival of Warranties................................... 20
       8.2.   Successors and Assigns................................... 20
       8.3.   Governing Law............................................ 20
       8.4.   Counterparts............................................. 20
       8.5.   Titles and Subtitles..................................... 20
       8.6.   Notices.................................................. 21
       8.7.   No Finder's Fees......................................... 21
       8.8.   Expenses................................................. 22
       8.9.   Amendments and Waivers................................... 22
       8.10.  Severability............................................. 22
       8.11.  Entire Agreement......................................... 22
       8.12.  Knowledge................................................ 23
       8.13.  Schedules................................................ 23
       8.14.  Cross-Default............................................ 23

Exhibit A.............................................................. 25


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

                        COMMON STOCK PURCHASE AGREEMENT

     This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this 9th day of September, 1997, by and between American General Hospitality Corporation, a Maryland corporation (the "Company"), and ABKB/LaSalle Securities Limited Partnership, a registered investment adviser (the "Investor"), as agent for and for the benefit of certain clients (each a "Pecuniary Owner," and collectively, the "Pecuniary Owners") listed on Exhibit A attached hereto.

     THE PARTIES HEREBY AGREE AS FOLLOWS:

 I.  PURCHASE AND SALE OF STOCK.

     1.1. SALE AND ISSUANCE OF COMMON STOCK.

     Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing Date (as defined below), and the Company agrees to sell and issue to the Investor on behalf of the Pecuniary Owners at the Closing Date (as defined below), 688,837 fully registered shares (the "Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), for an aggregate purchase price of $17,999,999.65 (the "Purchase Price") based upon a per-share price of $26.131 (the "Price").

     1.2. CLOSING.

     The transactions contemplated by this Agreement shall be funded from time to time (each, a "Closing"), but in no event shall the combined funding for each Closing contemplated by this Agreement and that certain Common Stock Purchase Agreement, dated September 9, 1997 (the "Private Placement Agreement"), between the same signatories hereto (the "Combined Funding"), be funded in increments of less than $15 million, subsequent to an initial $10 million Combined Funding, which will occur upon ten (10) days' prior written notice from the Company, but in any event, on or before October 16, 1997 (the "First Funding Date"). The first Closing shall occur no later than October 16, 1997. The entire commitment for the Combined Funding must be drawn prior to January 31, 1998, subject to an extension to March 31, 1998, at the Investor's discretion. Each Closing described in this Agreement and each Closing described in the Private Placement Agreement shall occur simultaneously on a pro rata basis determined with respect to the aggregate funding commitments under the Private Placement Agreement and this Agreement. In such event, or in the event that the Investor is terminated as investment manager under the Private Placement Agreement, the Combined Funding amount of each subsequent Closing shall be adjusted accordingly. In the event the Investor is terminated as investment manager by a Pecuniary Owner and neither the Investor nor any of its affiliates is reengaged as investment manager by the Pecuniary Owner for at least one (1) year, there shall not be any obligation to fund that Pecuniary Owner's pro rata amount.

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     The Closing will be handled through Depository Trust Company ("DTC") in the same manner it generally would be handled for the trading of registered securities, with the names and denominations representing the shares of Common Stock to be sold to the Investor hereunder to be set forth on Exhibit A. The date for Closing (each, a "Closing Date") shall be within ten (10) days following written notice from the Company that all of the conditions set forth in Section 4 of this Agreement have been fulfilled, but in no event later than January 31, 1998, subject to an extension to March 31, 1998, at Investor's discretion.

 II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company hereby makes the representations and warranties set forth below to the Investor and the Pecuniary Owners.

     2.1. REGISTRATION OF COMMON STOCK.

     (a) A registration statement on Form S-3 (File No. 333-33007) with respect to the Shares has been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") thereunder and has been filed with the Commission under the Securities Act. The Company has complied with the conditions for the use of Form S-3. Copies of such registration statement, including any amendments thereto, the preliminary prospectuses contained therein and the exhibits, financial statements and schedules, as finally amended and revised, have heretofore been delivered by the Company to you. Such registration statement, herein referred to as the "Registration Statement," has been declared effective by the Commission under the Securities Act and no post-effective amendment to the Registration Statement has been filed as of the date of this Agreement. The prospectus constituting a part of the Registration Statement and the prospectus supplement relating to the offering of the Common Stock (the "Prospectus Supplement"), including all documents incorporated by reference therein, as from time to time amended or supplemented pursuant to the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise, are collectively referred to herein as the "Prospectus." Any reference herein to the Registration Statement, any Prospectus or the Prospectus Supplement shall be deemed to refer to and include the documents incorporated by reference therein, as of the date of such Registration Statement, Prospectus or Prospectus Supplement, as the case may be, and, in the case of any reference herein to any Prospectus or Prospectus Supplement, also shall be deemed to include any documents incorporated by reference therein, and any supplements or amendments relating to the Common Stock being issued and sold pursuant hereto, filed with the Commission after the date of filing of the Prospectus under Rule 424(b), and prior to the Closing Date.

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     (b) The Commission has not issued an order preventing or suspending the use of any Prospectus relating to the proposed offering of the Common Stock nor instituted proceedings for that purpose. The Registration Statement and the Prospectus and any amendments or supplements thereto comply, or will comply, in all respects with the requirements of the Securities Act and the Rules and Regulations. The documents incorporated by reference in the Prospectus, at the time they were filed or will be filed with the Commission, complied or will comply at the time of filing, in all material respects to the requirements of the Exchange Act or the Securities Act, as applicable, and the Rules and Regulations of the Commission thereunder. Neither the Registration Statement nor any amendment thereto, and neither the Prospectus nor any supplement thereto, including any documents incorporated by reference therein, contains or will contain, as the case may be, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (c) Since the respective dates as of which information is given in the Registration Statement, as it may be amended or supplemented, there has not been any material adverse change or any development involving a prospective material adverse change in or affecting the condition, financial or otherwise, of the Company or the funds from operations, business affairs, management or business prospects of the Company, whether or not occurring in the ordinary course of business, and there has not been any material transaction entered into by the Company other than transactions in the ordinary course of business and changes and transactions contemplated by the Registration Statement, as it may be amended or supplemented. The Company has no material contingent obligations which are not disclosed in the Registration Statement, as it may be amended or supplemented.

     2.2. ORGANIZATION, GOOD STANDING AND QUALIFICATION.

     (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland with full corporate power and authority to own its properties and conduct its business as now being conducted, and has been duly qualified as a foreign corporation for the conduct of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the operations, assets, business, affairs, properties or financial or other condition of the Company and its Subsidiaries (as defined below) taken as a whole.

     (b) Each "significant subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X) of the Company (each a "Subsidiary," and collectively, the "Subsidiaries") is listed on Schedule 2.2 hereto. Each Subsidiary is a corporation, limited partnership, limited liability company or trust, as the case may be, duly

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organized or formed and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Subsidiary has the power and authority (corporate and other) to conduct its businesses as now being conducted, and each Subsidiary has been duly qualified as a foreign corporation for the conduct of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. All of the outstanding capital stock, partnership interests, limited liability company membership interests or trust beneficial interests, as the case may be, issued by the Subsidiaries or created by agreements to which the Subsidiaries are parties (i) have been duly and validly issued or created (and in the case of capital stock are fully paid and nonassessable) and (ii) are owned or held, directly or indirectly by the Company in the percentage amounts set forth on Schedule 2.2 hereto free and clear of any security interest, lien, adverse claim, equity or other encumbrance (each of the foregoing, a "Lien") except for Liens disclosed in the SEC Documents (as defined below) or incurred in the ordinary course of business since the date of the Company's last Quarterly Report on Form 10-Q prior to the date hereof.

     (c) References to the Company in the representations and warranties shall be deemed to include each Subsidiary unless the context otherwise requires.

     2.3. CAPITALIZATION.

     (a) As of the date of this Agreement, the authorized capital stock (the "Capital Stock") of the Company consists of 100,000,000 shares currently classified as Common Stock, par value $0.01 (the "Common Stock"), of which 14,770,110 shares are issued and outstanding. All of such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

     (b) As of the date of this Agreement, no shares of Capital Stock are entitled to preemptive rights. Except as disclosed in the SEC Documents (as defined below) or as set forth in Schedule 2.3(b), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Capital Stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Capital Stock of the Company or any Subsidiary. The Company has furnished to the Investor true and correct copies of the Company's Amended and Restated Articles of Incorporation, as amended as of the date hereof (the "Charter") and the Company's Bylaws, as in effect on the date hereof (the "Bylaws").

     (c) As of the date of this Agreement, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, other than as required by the Real Estate Investment Trust provisions of the Internal Revenue Code.

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     (d)  The Company has no knowledge of any voting agreements, voting trusts, stockholders' agreements, proxies or other agreements or understandings that are currently in effect or that are currently contemplated with respect to the voting of any capital stock of the Company.

     (e) All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

     2.4. AUTHORIZATION; ENFORCEMENT.

     (a) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Common Stock in accordance with the terms hereof. Except for the Ownership Limit and the Look-Through Ownership Limit (as such terms are defined in the Charter), the Charter does not in any way prevent or restrict the transactions contemplated hereby or preclude the Investor, acting as agent on behalf of the Pecuniary Owners, or the Pecuniary Owners from owning or holding the amount, value or class of Capital Stock to be purchased hereby.

     (b) The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company or its Board of Directors or stockholders is required.

     (c)  This Agreement has been duly executed and delivered by the Company.

     (d) This Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     2.5. VALID ISSUANCE OF SHARES.

     The Shares which are being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws and stock exchange requirements.

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     2.6. COMPLIANCE WITH OTHER INSTRUMENTS.

     The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not (i) result in a violation of the Charter or Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the Company's ability to perform its obligations under this Agreement). Other than in connection with the listing of the Common Stock with the New York Stock Exchange (the "NYSE") and filings required in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, no governmental license, permit or authorization, and no registration, declaration or filing with any governmental authority or regulatory agency by the Company or any of its affiliates is required in connection with the execution, delivery and performance of this Agreement and the performance of the transactions contemplated by this Agreement by the Company or any of its affiliates.

     2.7. SEC DOCUMENTS; FINANCIAL STATEMENTS; OTHER INFORMATION.

     (a) Since the completion of the Company's initial public offering on July 31, 1996, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of Section 13 of the Exchange Act (all of the foregoing filed prior to the date hereof being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (when read together with all exhibits included therein and financial statement schedules thereto and documents (other than exhibits) incorporated by reference) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or

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summary statements) and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (b) Since June 30, 1997, (i) the business of the Company has been conducted in the ordinary course and (ii) there has been no Material Adverse Effect on the Company and its Subsidiaries taken as a whole that has not been described in the SEC Documents. As of the Closing Date and as of the date hereof, there are no material liabilities of the Company which would be required to be provided for in a consolidated balance sheet of the Company as of either such date prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities incurred in connection with the acquisition of real estate assets or hotels or related improvements to such hotels or real estate assets in the ordinary course of business.

     (c) As of the date hereof, the Company is not aware of any material liabilities, contingent or otherwise, of the Company that have not been disclosed in the financial statements (including the notes thereto) referred to above or otherwise disclosed in the SEC Documents or other items provided to the Investor.

     2.8. LITIGATION.

     Except as set forth on Schedule 2.8 or in the SEC Documents, there is no action, suit, proceeding, investigation or claim pending against the Company or, to the knowledge of the Company, threatened against the Company in law, equity or otherwise before any federal, state, municipal or local court, administrative agency, commission, board, bureau, instrumentality or arbitrator which either
(a) questions the validity of this Agreement or the Common Stock or any action taken or to be taken pursuant hereto or thereto, or (b) may adversely affect the right, title or interest of the Investor to the Common Stock or (c), if decided adversely to the Company, may individually or in the aggregate have a Material Adverse Effect. The Company is not aware of facts or circumstances that could give rise to a legal action that, if determined adversely, would have a Material Adverse Effect. There is no action or suit by the Company pending or threatened against others except litigation in the ordinary course of business, none of which individually or in the aggregate will result in a Material Adverse Effect.

     2.9. TITLE TO PROPERTIES; LEASEHOLD INTERESTS.

     Except as disclosed in the SEC Documents, the Company and its Subsidiaries have good and marketable title to each of the properties and assets owned by them. Certain real property used by the Company and its Subsidiaries in the conduct of their business is held under lease, and the Company is not aware of any pending or threatened claim or action by any lessor of any such property to terminate any such lease. None of the properties owned or leased by the Company and its subsidiaries is

                                       7
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subject to any liens, other than in the ordinary course of business or, which, taken as a whole, could reasonably be expected to have a Material Adverse Effect. "Lien," in this Section 2.9 only, means a mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, adverse claim, or other security interest or encumbrance on any interest or title of the Company or its subsidiaries with respect to any property or asset of such person. Each lease or agreement to which the Company is a party under which it is the lessee of any property, real or personal, is a valid and subsisting agreement without any material default of the Company thereunder and, to the best of the Company's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company's knowledge, by any party thereto, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect. The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge, no claim has been asserted against it adverse to its rights in such leasehold interests that would have a Material Adverse Effect.

     2.10. ENVIRONMENTAL COMPLIANCE.

     (a) Except as disclosed and described in all material respects in the SEC Documents or on Schedule 2.10 hereto, there is no hazardous material about or in any property, real or personal, in which the Company has any interest, in violation of law in a manner which could reasonably be expected to have a Material Adverse Effect.

     (b) Except as disclosed and described in the SEC Documents or on Schedule
2.10 hereto, there is no (and has not been any) off-site disposal or on-site disposal by the Company, or to the best knowledge of the Company by any prior owner, operator, tenant, subtenant, or invitee at any locations currently or formerly owned or occupied by the Company as a result of which disposal there would exist a reasonably foreseeable risk that the Company would incur a material liability or obligation under federal, state or local environmental or other laws, regulations or ordinances which could reasonably be expected to have a Material Adverse Effect.

     (c) Except as disclosed and described in all material respects in the SEC documents or on Schedule 2.10 hereto, neither the Company nor, to the knowledge of the Company, any prior or present owner, operator, tenant, subtenant or invitee of any of the real property (including improvements) currently or formerly owned or occupied by the Company has (i) used, installed, stored, spilled, released, transported, disposed of or discharged any hazardous material upon, into, beneath, from or affecting such real property (including improvements) in violation of law in a manner which could reasonably be expected to have a Material Adverse Effect, or (ii) received any written notice, citation, subpoena, summons, complaint or other correspondence or communication from any person (as defined below) (not previously satisfactorily resolved) with respect to the presence of hazardous material upon, into, beneath, or

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emanating from or affecting any of the real property (including improvements)
currently or formerly owned or occupied by the Company which could reasonably be expected to have a Material Adverse Effect. Person, in this Section 2.10, means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government agency or political subdivision thereof.

     (d) Except as disclosed and described in all material respects on Schedule
2.10 hereto, there has been no intentional or unintentional, gradual or sudden, release, disposal or discharge upon, into or beneath the real property (including improvements) currently or formerly owned or occupied by the Company or, to the best of the knowledge of the Company, by any prior owner, operator, tenant, subtenant or invitee with respect thereto, that has caused or is causing soil or ground water contamination which under applicable environmental laws, regulations or ordinances could reasonably be expected to have a Material Adverse Effect.

     2.11. TAXES.

     The Company has filed all Federal, state, local and other tax returns and reports (except for foreign returns and reports the failure to file which will not result in any material liability to the Company), and any other material returns and reports with any governmental authorities (Federal, state or local), required to be filed by it. The Company has paid or caused to be paid all taxes (including interest and penalties) that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with generally accepted accounting principles consistently applied. The Company does not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with generally accepted accounting principles consistently applied. As of the date hereof, no Federal and state income tax returns for the Company have been audited by the Internal Revenue Service or state authorities. No deficiency assessment with respect to or proposed adjustment of the Company's Federal, state, local or other tax returns is pending or, to the best of the Company's knowledge, threatened which could reasonably be expected to have a Material Adverse Effect. There is no material tax lien, whether imposed by any Federal, state, local or other tax authority outstanding against the assets, properties or business of the Company which could reasonably be expected to have a Material Adverse Effect. There are no applicable taxes, fees or other governmental charges payable by the Company in connection with the execution and delivery of this Agreement or the issuance by the Company of the Common Stock, except for governmental fees paid in connection with securities law filings.

     With respect to all tax periods regarding which the Internal Revenue Service is or will be entitled to assert any claim, the Company has met the requirements for qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, as amended, and the Company's present and contemplated operations, assets and income continue to meet such requirements.

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     2.12. EMPLOYEES; ERISA.

     The Company has good relationships with its employees and has not had any substantial labor problems. As of the date hereof, no key employee has left the employ of the Company, and the Company does not have any knowledge of any intentions of any key employee or any group of employees to leave the employ of the Company. Other than as disclosed in the SEC Documents or on Schedule 2.12, the Company has not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA), including, without limitation, any "multi-employer plan." The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with ERISA, other than such non-compliance as would not have a Material Adverse Effect.

     2.13. LEGAL COMPLIANCE.

     (a) The Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to comply would not have a Material Adverse Effect. The Company has all necessary permits, licenses and other authorizations required to conduct its business as currently conducted, and as proposed to be conducted, in all material respects, other than such authorizations the failure to obtain of which would not have a Material Adverse Effect.

     (b) There are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Company which may result in a Material Adverse Effect.

     (c) There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, which would prohibit or materially restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business as now being conducted and as proposed to be conducted.

     2.14. ACCOUNTANTS.

     Coopers & Lybrand, L.L.P. who has certified the financial statements included or incorporated by reference in the Registration Statement and the Prospectus (or any amendment or supplement thereto), is an independent public accountant with respect to the Company as required by the Securities Act.

     2.15. INSURANCE.

     The Company and the Subsidiaries self insure or maintain insurance with insurers of recognized financial responsibility against losses and risks and in such amounts as are generally deemed adequate for their respective businesses and consistent with coverage maintained by similar companies in the businesses in which they are engaged; and neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew the coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

     2.16. OPERATING PARTNERSHIP.

     As of the date hereof, the Company indirectly owns an aggregate of approximately 88.5% of the partnership interests in American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), free and clear of all Liens. A wholly-owned subsidiary of the Company is the sole general partner of the Operating Partnership.

     2.17. APPROVAL RIGHTS.

     (a) The Company has the right to approve (which approval will not be unreasonably withheld) the engagement by AGH Leasing, L.P. (the "Lessee") of any operator of a hotel other than American General Hospitality, Inc. ("AGHI") or an affiliate of AGHI. The Company has the right to approve the payment of management fees to AGHI under the management agreements in excess of 3.5% of the gross revenues of a particular hotel.

     (b) The stockholders of AGHI have agreed, for so long as more than fifty percent (50.0%) of the management agreements with respect to the hotels as of July 31, 1996 remain in place, to grant to the Lessee or its designee a right of first refusal to acquire, under certain circumstances, any stock of AGHI that is proposed to be sold in a Change of Control Transaction (as defined below). The Lessee has assigned this right to the Company. The Company intends to assign this right to a designee. This right is subordinate to a right of first refusal in favor of AGHI and the existing stockholders of AGHI set forth in AGHI's existing stockholders' agreement. For this purpose, a Change of Control Transaction means a sale of stock in AGHI that will result in the ability of a person (other than a current stockholder of AGHI) and his or its controlled affiliates to elect at least a majority of the Board of AGHI. A Change of Control Transaction does not include (i) an underwritten public offering of common stock of AGHI, (ii) the transfer of stock to a spouse of an AGHI stockholder, (iii) the transfer of stock to a trust for the benefit of the spouse and/or children of an AGHI stockholder, or (iv) the transfer of stock to any corporation or other entity of which a stockholder controls at least fifty percent (50.0%) of the voting interests. The stockholders of AGHI have also agreed to grant to the Lessee or its designee, for so long as more than fifty percent (50.0%) of the management agreements in effect at July 31, 1996, remain in place, a right of first offer to acquire such stockholders' interests in AGHI prior to any proposed merger or business combination transaction involving AGHI that would result in the stockholders of AGHI or their affiliates holding less than twenty-five percent (25.0%) of the interests in the surviving entity. The Lessee has assigned this right to the Company, and the Company intends to assign this right to a designee.

     2.18. INVESTMENT COMPANY.

     The Company and the Subsidiaries are not now, and after the sale of the Common Stock to be sold hereunder and application of the net proceeds from such sale as described in the Prospectus Supplement under the caption "Use of Proceeds," none of them will be, an "investment company" or an entity controlled by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

     2.19. CUBA.

     The Company has complied with all provisions of Florida statutes Section
517.075 relating to issuers doing business with Cuba.

     2.20. AFFILIATE STATUS.

     Assuming that no relationship exists between the Investor and the Pecuniary Owners on the one hand and the Company and its officers and directors on the other, based solely upon the purchase of shares of Common Stock hereunder, neither the Investor nor the Pecuniary Owners will be "affiliates" of the Company as that term is defined in Securities Act Rule 144(a)(1) in accordance with SEC rules and regulations as in effect on the date hereof.

 III.     REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

     The Investor, as agent for and on behalf of the Pecuniary Owners, hereby represents and warrants that:

     3.1. AUTHORIZATION.

     (a) The Investor has the requisite power and authority to enter into and perform this Agreement on behalf of the Pecuniary Owners and to purchase the Shares in accordance with the terms hereof.

     (b) The execution and delivery of this Agreement by the Investor as agent for the Pecuniary Owners and the consummation by it of the transactions contemplated hereby have been duly authorized, and no further consent or authorization of the Investor or any Pecuniary Owner is required.

     (c) This Agreement has been duly executed and delivered by the Investor.

     3.2. ENFORCEMENT.

     This Agreement constitutes the legal, valid and binding obligation of the Investor and each Pecuniary Owner enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     3.3. APPROVAL; CONSENTS.

     Except for the requirements of the HSR Act, if applicable, no consent, authorization or waiver by or filing with any governmental agency or any other person or entity not a party to this Agreement is required to be obtained or made by Investor in connection with the execution or performance of this Agreement or the taking of any action contemplated hereby.

     3.4. CURRENT HOLDINGS.

     As of the date hereof, Investor, on behalf of clients, "beneficially owns," as that term is defined in Rule 13d-3 under the Exchange Act, 323,800 shares of Common Stock of the Company.

 IV. CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT CLOSING.

     The Investor's obligations at each Closing under Section 1 of this Agreement are subject to the fulfillment on or before each Closing of each of the following conditions:

     4.1. REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Company contained in Section 2 shall be true on and as of each Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date.

     4.2. PERFORMANCE.

     The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing Date.

     4.3. COMPLIANCE CERTIFICATE.

     The Chief Executive Officer of the Company shall have delivered to the Investor at each Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

     4.4. OPINIONS OF COMPANY COUNSEL.

     The Investor shall have received from Battle Fowler LLP or Ballard Spahr Andrews & Ingersoll, counsel for the Company, an opinion dated as of each Closing Date, substantially in the form attached hereto as Schedule 4.4 and the Opinion of Counsel described in Section 6.1 hereto. In rendering any such opinion, such counsel may rely, as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company and public officials. Such opinion may also include customary and reasonable assumptions and qualifications that are acceptable to the Investor and its counsel.

     4.5. NYSE LISTING.

     The shares of Common Stock being purchased hereunder shall have been approved for listing on the NYSE upon official notice of issuance. If required by the NYSE, at the Company's option, the Company may seek stockholder approval in connection with the listing of the Common Stock with the NYSE, but in no event shall the Company have any obligation to seek such stockholder approval. The parties hereto agree that the Company shall not be in breach of this Agreement if it decides not to obtain stockholder approval in order to list the Common Stock with the NYSE.

     4.6. NO MATERIAL CHANGE.

     No event or change of circumstances shall have occurred and be continuing at the time of disbursement of funds by the Investor which is likely to have a Material Adverse Effect.

     4.7. NO STOP ORDER.

     No stop order suspending the effectiveness of the Registration Statement, as amended from time to time, shall have been issued and no proceedings for that purpose shall have been taken or, to the knowledge of the Company, shall be contemplated by the Commission.

     4.8. AGREEMENT WITH STEVEN JORNS AND BRUCE WILES.

     The Company shall have delivered to the Investor an agreement of Steven Jorns and Bruce Wiles to not sell their positions in AGHI and Lessee for a period of three (3) years or for the period during which the Investor manages at least 250,000 shares of Common Stock purchased under this Agreement and the Private Placement Agreement, whichever is shorter, except (i) if the sale is in conjunction with a sale of the Company and has been approved by the Board of Directors and, if required by law, by the stockholders of the Company or (ii) in the case of the death or transfer to a family member of Steven Jorns or Bruce Wiles, as long as the transferees agree to be bound by the same restrictions.

     4.9. KEY EMPLOYEES.

     The Company shall have delivered to the Investor at the Closing a certificate certifying that Steven Jorns, Bruce Wiles or Kenneth Barr have not left the employ of the Company and that the Company has no knowledge that they have the intent to leave the employ of the Company.

     4.1. HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976.

     If applicable, the waiting period under the HSR Act shall have expired or Investor and the Company shall have received notice from the FTC or the Antitrust Division of the early termination thereof.

 V.  CONDITIONS OF COMPANY'S OBLIGATIONS AT CLOSING.

     The obligations of the Company under Section 1 of this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

     5.1. REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Investor, as agent for and on behalf of the Pecuniary Owners, contained in Section 3 shall be true on and as of each Closing Date with the same effect as though such representations and warranties had been made on and as of each Closing Date.

     5.2. PERFORMANCE.

     The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or before the Closing Date.

     5.3. COMPLIANCE CERTIFICATE.

     The Investor shall deliver to the Company at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

     5.4. HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976.

     If applicable, the waiting period under the HSR Act shall have expired or Investor and the Company shall have received notice from the FTC or Antitrust Division of the early termination thereof.

     5.5. NYSE LISTING.

     The shares of Common Stock being purchased hereunder shall have been approved for listing on the NYSE upon official notice of issuance. If required by the NYSE, at the Company's option, the Company may seek stockholder approval in connection with the listing of the Common Stock with the NYSE, but in no event shall the Company have any obligation to seek such stockholder approval. The parties hereto agree that the Company shall not be in breach of this Agreement if it decides not to obtain stockholder approval in order to list the Common Stock with the NYSE.

 VI. COVENANTS.

     6.1. OPINION OF COMPANY COUNSEL FOR REIT STATUS.

     (a) At or before the Closing, the Investor and the Pecuniary Owners shall have received from Battle Fowler LLP, counsel for the Company (or such other counsel as shall be reasonably acceptable to the Investor and the Pecuniary Owners), an opinion that the Company should be classified as a "real estate investment trust" under Section 856 of the Internal Revenue Code of 1986, as amended (after giving effect to the investment contemplated by this Agreement). Such opinion may include customary reasonable assumptions and qualifications and counsel may rely upon certificates of responsible officers of the Company.

     (b) The Company will use its commercially reasonable efforts to operate in a manner which will not cause it to be classified other than as a real estate investment trust in accordance with Section 6.1(a) above.

     6.2. STOP ORDERS.

     The Company will promptly advise the Company in writing of (i) any request by the Commission for amendment of or a supplement to the Registration Statement or the Prospectus, and (ii) any issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose. If at any time the Commission shall issue a stop order suspending the effectiveness of the Registration Statement, the Company will use its commercially reasonable best efforts to obtain the withdrawal of such order as soon as possible.

     6.3. USE OF PROCEEDS.

     The Company will contribute the net proceeds from the sale of the Common Stock to American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"). The Company shall cause the Operating partnership to contribute the net proceeds from the sale of the Common Stock to pay down a credit line used for the acquisition, development or renovation of hotels and related real estate of the character, quality and estimated investment returns reasonably similar to those previously purchased by the Company.

     6.4. CONFIDENTIALITY.

     The parties to this Agreement will not disclose to any other party any information about this Agreement, the transactions contemplated hereby, and the parties hereto except as required by law or the rules of the New York Stock Exchange, or with the prior written consent of the other party, which consent will not be unreasonably withheld. Any public announcement of the commitment of the Investor or the Pecuniary Owners hereunder must be approved by the Company and the Investor (except as required by the NYSE or applicable law or regulation). Such approval shall not be unreasonably withheld.

     6.5. FUTURE OFFERINGS.

     The Company will give prior written notice to the Investor of potential offerings of the Capital Stock or any other equity security of the Company (an "Offering"). Notwithstanding the foregoing, the Company shall not be obligated to provide such notice prior to any public announcement of the Offering. Exclusive of private equity offerings of securities and non-syndicated underwritten registered equity offerings of capital stock of the Company such as "spot offerings" or "ROCS offerings," until December 21, 2000, the Company shall use commercially reasonable efforts to allow the Investor to participate in syndicated underwritten registered equity offerings of the Company on the same terms and conditions contemplated by that underwritten offering (except there shall be no right to participate with respect to the exercise of the underwriter's over-allotment option thereto) as necessary in order to allow the Investors to maintain its percentage equity interest in the Company. The foregoing shall be limited by the share ownership limitations of Company's Charter and by necessary authorizations that may be imposed upon such issuance to the Investors under the rules and regulations of the NYSE and in no event shall the Company be required to obtain stockholder consent in order to list such shares with the NYSE. In the event the Investor desires to substitute a client who is not a Pecuniary Owner for one (1) or more of the Pecuniary Owners in respect of any future offerings, the Investor shall be free to do so, subject to any authorizations or consents that such substitution may require; provided, however, that the Company shall not be required to obtain stockholder approval or violate its Charter provisions in connection with the substitution.

     6.6. REGISTRATION RIGHTS.

     Upon request of Investor, the Company agrees to include in that certain shelf registration statement, defined and described in Section 6.4 of the Private Placement Agreement, the Common Stock hereby purchased, subject to the same terms, conditions and procedures described in Section 6.4 of such agreement.

     6.7. HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976.

     If required, the Company and Investor shall, as soon as practicable, file a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     6.8. PREEMPTIVE RIGHTS.

     The Company agrees not to grant any preemptive rights without Investor's consent prior to the time period in which the full commitment for the Combined Funding has been drawn, which shall be prior to January 31, 1998, subject to an extension to March 31, 1998, at the Investor's discretion, unless this Agreement is otherwise terminated prior thereto.

 VII.     INDEMNIFICATION.

     7.1. INDEMNIFICATION BY INVESTOR AND THE COMPANY.

     (a) Subject to Sections 7.3 and 8.1, from and after any Closing Date, Investor shall indemnify and hold harmless the Company, its successors and assigns, from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities, including liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this Agreement) (collectively, "Loss and Expenses") suffered, directly or indirectly, by the Company by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by Investor in or pursuant to this Agreement, or any certificates delivered pursuant to this Agreement, or
(ii) any failure by Investor or the Pecuniary Owners to perform or fulfill any of its or their covenants or agreements set forth herein. Notwithstanding any other provisions of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.

     (b) Subject to Sections 7.3 and 8.1, from and after any Closing Date, the Company shall indemnify and hold harmless Investor, its successors and assigns, from and against any and all Loss and Expenses, suffered directly or indirectly by Investor by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by the Company in or pursuant to this Agreement and any statements made in any certificate delivered pursuant to this Agreement, or (ii) any failure by the Company to perform or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages. The damages for breach by the Company of any of the representations and warranties, or any of the covenants or agreements, shall be measured with respect to all of Investor's purchases of Common Stock hereunder, but such measurement shall not in any event include any shares of Company Stock that Investor may have purchased other than from the Company.

     (c) Notwithstanding the foregoing, the cumulative aggregate indemnity obligation of each of Investor and the Pecuniary Owners, on the one hand, and the Company on the other hand, under this Section 7.1 shall in no event exceed the actual aggregate amount paid by Investor for the shares of Common Stock purchased by it from the Company pursuant to this Agreement. Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within thirty (30) days of receipt of a notice of claim under this Article 7.

     7.2. THIRD-PARTY CLAIMS.

     If a claim by a third party is made against an indemnified party and if such indemnified party intends to seek indemnity with respect thereto under this Section, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail; provided, however, the foregoing notwithstanding, the failure of any indemnified party to give any notice required to be given hereunder shall not affect such indemnified party's right to indemnification hereunder except to the extent the indemnifying party from whom such indemnity is sought shall have been prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure. The indemnifying party shall have twenty (20) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party. The indemnified party shall not pay or settle any claim which the indemnifying party is contesting. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within twenty (20) days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

     7.3. SURVIVAL.

     The indemnity set forth in this Section 7 shall survive each Closing or any termination of this Agreement and shall remain in effect for a period of (a) with respect to a breach of a representation or warranty, for the period through which such representation or warranty shall continue pursuant to Section 8.1 (including such period of time through which such representation or warranty shall be extended until resolution of a claim with respect thereto) and (b) with respect to a breach of a covenant or agreement referred to in Sections 2.3 and 2.4, forever.

VIII.     MISCELLANEOUS.

     8.1. SURVIVAL OF WARRANTIES.

     The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement for a period of three (3) years following the last Closing Date hereunder.

     8.2. SUCCESSORS AND ASSIGNS.

     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, including the Pecuniary Owners. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and the Pecuniary Owners or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     8.3. GOVERNING LAW.

     This Agreement shall be governed by and construed under the internal laws of the State of Maryland.

     8.4. COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.5. TITLES AND SUBTITLES.

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     8.6. NOTICES.

     Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) on the fifth business day after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (c) on the next business day after dispatch via nationally recognized overnight courier or (d) upon confirmation of transmission by facsimile. Notices should be provided in accordance with this Section at the following addresses or at such other address as such party may designate by ten
(10) days' advance written notice to the other parties:

If to the Investor, to:                          With a copy to:

ABKB/LaSalle Securities Limited Partnership      Piper & Marbury L.L.P.
100 East Pratt Street                            36 South Charles Street
Baltimore, Maryland 21202                        Baltimore, Maryland 21201
Attn: Stanley J. Kraska, Jr.                     Attn:  Elizabeth Grieb, Esq.
      Managing Director

If to the Company, to:                           With a copy to:

American General Hospitality Corporation         Battle Fowler LLP
5605 MacArthur Boulevard                         75 East 55th Street
Suite 1200                                       New York, New York 10022
Irving, Texas 75038                              Attn:  Peter M. Fass, Esq.
Attn:   Steven D. Jorns
        Chairman of the Board of Directors
        Chief Executive Officer and President

     8.7. NO FINDER'S FEES.

     Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     8.8. EXPENSES.

     The Company shall pay all costs and expenses incident to the performance by the Company of its obligations hereunder and pay the Investor's reasonable fees and expenses, including but not limited to the fees and expenses of Piper & Marbury L.L.P., incurred in connection with the transactions contemplated by this Agreement, up to a maximum of $25,000 in the aggregate for transactions contemplated by this Agreement and the Private Placement Agreement, except as otherwise provided under Section 6.4 of the Private Placement Agreement. Any expenses of the NYSE listing provided for under the Private Placement Agreement shall be borne by the Company. If it is required by law for Investor to make a filing under the HSR Act, with respect to this Agreement and the Private Placement Agreement, the Company shall advance to Investor the amount of the fee required with respect to Investor's filing, and the purchase price for the Shares purchased hereunder and the Private Placement Agreement shall be increased in the same amount. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     8.9. AMENDMENTS AND WAIVERS.

     Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, including securities into which such securities are convertible, each future holder of all such securities, and the Company.

     8.10. SEVERABILITY.

     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     8.11. ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

     8.12. KNOWLEDGE.

     As used herein, the "knowledge" of the Company, or any derivative thereof, shall mean the actual knowledge, without independent investigation, of Steven D. Jorns, Bruce G. Wiles, Kenneth E. Barr or Russ C. Valentine.

     8.13. SCHEDULES.

     With respect to each Closing, each Schedule previously delivered hereto shall be updated to reflect the facts and circumstances which exist as of the date of such subsequent Closing.

     8.14. CROSS-DEFAULT.

     A default of the terms and conditions under this Agreement, including without limitation, representations, warranties and covenants, shall constitute a default of the Private Placement Agreement.

                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               ABKB/LASALLE SECURITIES
                               LIMITED PARTNERSHIP


                               By:  /s/ Keith R. Pauley
                                    ---------------------------------------
                                    Keith R. Pauley
                                    Managing Director

                               Address:
                               100 East Pratt Street, 20th Floor
                               Baltimore, Maryland  21202
                               Fax:  (410) 347-0612

                               AMERICAN GENERAL HOSPITALITY
                               CORPORATION

                               By:  /s/ Steven D. Jorns
                                    ---------------------------------------
                                    Steven D. Jorns
                                    Chairman of the Board of Directors,
                                    Chief Executive Officer and President

                                Address:
                                5605 MacArthur Boulevard
                                Suite 1200
                                Irving, Texas 75038
                                Fax:  (972) 550-6895

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